February 23, 1996



         WPG Growth Fund
         One New York Plaza
         New York, New York  10004

              RE:  Rule 24f-2 Notice

         Ladies and Gentlemen:

              WPG Growth Fund (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated April 13, 1988, and executed and delivered in Boston, Massachusetts on that date, as amended and restated on May 1, 1993, and amended on October 28, 1993 (as so amended and restated, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.001 par value per share.

              The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, to issue shares to such parties and for such amount and type of consideration including cash or property (or for no consideration if pursuant to a share dividend or division), at such time or times and on such terms as the Trustee may deem best.

              By vote adopted on January 24, 1996, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer to determine from time to time the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.


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         WPG Growth Fund
         February 23, 1996
         Page 2


              We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933.

              We understand that you are about to file with the Securities and Exchange Commission a notice on Form 24F-2 pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 381,802 shares of beneficial interest of the Trust (the "Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended December 31, 1995.

              We have examined the Declaration of Trust, the By-laws, as amended from time to time, of the Trust, resolutions of the Board of Trustees, a certificate of the Vice President of the Trust to the effect that the Trust or its agent received the consideration for each of the Shares in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

              For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

              Our opinion below, as it relates to the nonassessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust.
         In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides that notice of such disclaimer may be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust; provided,

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         WPG Growth Fund
         February 23, 1996
         Page 3


         however, no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series.

              We are of the opinion that all necessary Trust action precedent to the issuance of the Shares has been duly taken, and that the Shares were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and the applicable state laws regulating the sale of securities.

              We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. We understand the Trust is also currently in the process of registering or qualifying the Shares in various states, and we hereby consent to the filing of a copy of this opinion with the securities administrators for such states. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                            Very truly yours,

                                            /s/Hale and Dorr

                                            HALE AND DORR